Exhibit 10.13
QUEST ENERGY PARTNERS, L.P.
UNIT AWARD AGREEMENT

Date of Grant:	, 20

Number of Common Units:	Common Units
     THIS AGREEMENT, dated as of                     , is between Quest Energy GP, LLC, a Delaware limited liability company (the “Company”) and                      (“Recipient”).
RECITALS:
          A. On November 14, 2007, the board of directors of the Company’s general partner established the Quest Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) under which the Company may grant employees, consultants and directors certain equity based awards.
          B. Recipient is a valued and trusted director of the Company.
          C. The Company has elected to issue Recipient Common Units of Quest Energy Partners, L.P. (the “Partnership”) (as the term “Common Unit” is defined in the Agreement of Limited Partnership of Quest Energy Partners, L.P., and as it may be amended from time to time (the “Partnership Agreement”)) pursuant to and in accordance with this Agreement, in order that Recipient thereby may be induced to obtain an ownership interest in the Partnership and to advance the interests of the Partnership and its Affiliates.
AGREEMENT:
          In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:
          Section 1. Incorporation of Plan
          All provisions of this Award Agreement and the rights of Recipient hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

          Section 2. Promise to Deliver Units
          The Company will issue and deliver to Recipient, subject to the conditions set forth in this Agreement, that number of Common Units of the Partnership identified above opposite the heading “Number of Common Units” (the “Units”). The Units, which will be issued by the Partnership, will be issued in the name of Recipient or a nominee of Recipient as of the transfer date for such Units (the “Transfer Date”), as identified below. The Company, in its sole discretion, may accelerate the Transfer Date for any or all of the Units if in its judgment the performance of Recipient has warranted such acceleration and/or such acceleration is in the best interests of the Company and the Partnership. Once a Unit has been transferred, the Unit will be freely transferable under this Agreement, subject only to such further limitations on transfer, if any, as may exist under the Partnership Agreement, applicable law or any other agreement binding upon Recipient.
          Provided the Recipient’s right to receive the Units has not already been forfeited pursuant to Section 3 and subject to any exceptions listed elsewhere herein, the Units shall be transferred in proportional amounts over a three-year period with one-third of the Units being transferred on those Transfer Dates identified below.

Number of Units	Transfer Date
Common Units (25% of the total number of Units)	Date of Grant

Common Units (50% of the total number of Units)	First (1st) Anniversary of Date of Grant

Common Units (75% of the total number of Units)	Second (2nd) Anniversary of Date of Grant

Common Units (100% of the total number of Units)	Third (3rd) Anniversary of Date of Grant
          Section 3. Forfeiture of Right to Receive Units Prior to Transfer
          Unless otherwise provided herein, if Recipient ceases to serve as a Director of the Company before one or more of the Transfer Dates for some or all of the Units, all of the Recipient’s right to receive additional Units under this Agreement and all rights to receive Unit Distribution Rights (“DERs”), if any, shall immediately be forfeited. Upon such forfeiture, Recipient shall have no further rights under this Agreement.
          If Recipient ceases to serve as a Director as a result of Recipient’s death or a disability, all of the Units eligible to be paid to Recipient under this Agreement will be transferred to the Recipient or the Recipient’s designated beneficiary, as the case may be. For purposes of this Agreement, “disability” means a Recipient’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Recipient’s duties and obligations to the Company or Partnership for at least ninety (90) consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined by the Company in its reasonable discretion.
          Section 4. No Assignment of Rights
          Subject to any exceptions set forth elsewhere herein, none of the rights to receive the Units may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Recipient, and Recipient agrees not to attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such rights. Any attempt to sell, assign, transfer, pledge, hypothecate or otherwise attach a right to receive a Unit under this Agreement shall be null and void.
          Section 5. Acknowledgement of Rights of the Company in Event of Change of Control, Reorganization, Liquidation, Etc.
          By executing this Agreement, Recipient agrees and acknowledges that in the event of a Change of Control the Company may take one or more of the following actions without obtaining Partnership approval or Recipient’s consent:
     (A) provide for either (i) the cancellation of the Recipient’s right to receive the Units in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights or (ii) the replacement of such Units with other rights or property selected by the Company in its sole discretion;
     (B) make adjustments in the number and type of Units (or other securities or property), or in the terms and conditions for receipt of the Units, provided any such alternative terms and conditions must be at least as favorable to the Recipient as before such adjustment;
     (C) provide that this Agreement may be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices; or
     (D) provide that this Award shall be fully payable and all Units provided hereunder delivered immediately.
          Section 6. Voting Rights and DERs
          Recipient shall have no voting rights with respect to any of the Units until a Unit has been transferred to Recipient. In lieu of all distributions that would otherwise be paid on the Units if they were owned by the Recipient as of the Date of Grant, with respect to each Unit, Recipient shall be entitled to receive an amount of cash equal to the per Unit cash distribution (excluding any distribution made to holders of Units made to cover any applicable federal, state or other tax liability) made by the Partnership to, and to the same extent received by, the holders of Common Units under the Partnership Agreement. Such distribution equivalent rights (“DERs”) will be paid to Recipient as soon as reasonably practicable following the date such distributions are paid to holders of the Units of the same type to which such DERs relate. Under no circumstances shall Recipient’s right to receive the benefit of DERs on the Units be interpreted or construed as such Units being owned by Recipient or as Recipient having any rights as a holder of Common Units greater than those set forth herein and in the Plan. Following a Transfer Date, no DERs shall be paid on any Unit that has been delivered, however, Recipient shall be entitled to any distribution made to holders of the same type of Unit under the Partnership Agreement with respect to such unrestricted Unit. For the avoidance of doubt, at no point in time will Participant be entitled to both actual distributions paid on Common Units and DERs.
          Section 7. Adjustments
          Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Units of the Partnership effected without receipt of consideration therefor by the Partnership, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, unit dividend, unit split, unit combination or other change in the corporate structure of the Partnership affecting the Units, the Recipient’s right to receive Units under this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change. In the event of a dispute concerning such adjustment, the decision of the Company will be conclusive.
          Section 8. Amendment and Cancellation
          This Agreement may be amended or cancelled at any time provided both the Company and Recipient consent to the terms of such amendment or cancellation.
          Section 9. Withholding of Tax
          To the extent that the transfer of a Unit results in the receipt of compensation by Recipient with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by Recipient that are acceptable to the Company or such Affiliate, Recipient shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law.
          Section 10. Entire Agreement
          This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Recipient and an authorized officer of the Company.
          Section 11. Designation of Beneficiary
          Recipient may designate a person or persons to receive, in the event of Recipient’s death, any Units then being transferred or other property then or thereafter distributable relating to the Units. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company or its delegate and may be revoked in writing. If Recipient fails effectively to designate a beneficiary, the estate of Recipient will be deemed to be the beneficiary of Recipient with respect to any such Units or other property.
          Section 12. Applicable Law
          This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.
          The parties to this Agreement have executed this Agreement as of the date first above stated.

QUEST ENERGY, GP, LLC.

By:

Title:

RECIPIENT

Designation of Beneficiary

(Relationship to Recipient)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

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